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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Stratos Lightwave, Inc. for the registration of its common and preferred stock and to the incorporation by reference therein of our report dated June 23, 2003, except for Note 17, as to which the date is July 2, 2003, with respect to the consolidated financial statements of Stratos Lightwave, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2003, filed with the Securities and Exchange Commission.


                                         /s/ ERNST & YOUNG LLP


Chicago, Illinois
September 26, 2003